Northern Food and Dairy, Inc.
Financial Statements at September 15, 2000 and for the Period from January 1, 2000 through September 15, 2000

Northern Food and Dairy, Inc.
Balance Sheet
At September 15, 2000
--------------------------------------------------------------------------------

                                     ASSETS

Current assets:
   Cash and cash equivalents                                         $   693,856
   Accounts receivable, net                                            3,290,518
   Inventories                                                         1,680,759
   Prepaid expenses and other                                            155,917
                                                                     -----------

     Total current assets                                              5,821,050

Property, plant and equipment, net                                    11,755,909
Investments in and advances to unconsolidated affiliates                 427,418
Debt issuance costs                                                       32,398
                                                                     -----------
     Total assets                                                    $18,036,775
                                                                     -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Borrowings under line of credit                                   $   950,000
   Current portion of long-term debt                                   1,827,251
   Accounts payable                                                    4,459,863
   Accrued expenses                                                      538,336
   Dividends payable                                                     191,067
   Due to Sunrich, Inc.                                                  331,707
   Due to Nordic Aseptic, Inc.                                           200,000
                                                                     -----------

     Total current liabilities                                         8,498,224

   Long-term debt, less current portion                                7,039,544
   Advance from Stake Technology, Ltd.                                   250,000
                                                                     -----------
     Total liabilities                                                15,787,768
                                                                     -----------

Commitments

Stockholders' equity:
   Common stock, $10 par value; 2,500 shares authorized,
      1,000 shares issued and outstanding                                 10,000
   Additional paid-in capital                                          1,747,991
   Retained earnings                                                     491,016
                                                                     -----------

     Total stockholders' equity                                        2,249,007
                                                                     -----------
     Total liabilities and stockholders' equity                      $18,036,775
                                                                     ===========

    The accompanying notes are an integral part of the financial statements.

Northern Food and Dairy, Inc.
Statement of Operations
For the period from January 1, 2000 through September 15, 2000
--------------------------------------------------------------------------------

Net sales                                                          $ 16,718,578

Cost of sales                                                        14,554,548
                                                                   ------------

     Gross profit                                                     2,164,030

Selling, general and administrative expenses                          1,830,098
                                                                   ------------

     Operating income                                                   333,932

Other income (expense):
   Gain on investment (Note 2)                                          160,597
   Interest expense                                                    (195,837)
   Other income                                                          14,004
                                                                   ------------

     Net income before equity in loss of investee                       312,696

Equity in loss of investee                                             (280,009)
                                                                   ------------

     Net income                                                    $     32,687
                                                                   ============

    The accompanying notes are an integral part of the financial statements.

Northern Food and Dairy, Inc.
Statement of Changes in Stockholders' Equity
For the period from January 1, 2000 through September 15, 2000
--------------------------------------------------------------------------------

                                                                                Accumulated
                                                   Additional                      Other
                                       Common        Paid-in      Retained     Comprehensive
                                        Stock        Capital      Earnings         Income         Total
Balance, January 1, 2000             $    10,000   $ 1,747,991   $ 1,398,525     $    80,842   $ 3,237,358

Dividends to stockholders:
    Cash paid and payable                                           (570,874)                     (570,874)
    Stake Technology, Ltd.
        common stock                                                (194,957)                     (194,957)
    Real property                                                   (174,365)                     (174,365)

Increase in fair value of
      investment                                                                      79,755        79,755

Decrease in unrealized gain on
      distribution of investment                                                    (160,597)     (160,597)

Net income                                                            32,687                        32,687
                                     -----------   -----------   -----------     -----------   -----------
Balance, September 15, 2000          $    10,000   $ 1,747,991   $   491,016     $        --   $ 2,249,007
                                     ===========   ===========   ===========     ===========   ===========

    The accompanying notes are an integral part of the financial statements.

Northern Food and Dairy, Inc.
Statement of Cash Flows
For the period from January 1, 2000 through September 15, 2000
--------------------------------------------------------------------------------

Cash flows from operating activities:
    Net income                                                                                  $     32,687
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                                  546,903
      Gain on investment                                                                            (160,597)
      Equity in net loss of investee                                                                 280,009
      Provision for doubtful accounts                                                                 15,000
      Loss on disposal of equipment                                                                    1,299
      Changes in operating assets and liabilities:
        Accounts receivable                                                                         (138,591)
        Inventories                                                                                 (376,052)
        Prepaid expenses and other                                                                  (119,845)
        Accounts payable                                                                           1,035,395
        Accrued expenses                                                                              64,237
        Due to Nordic Aseptic, Inc.                                                                  200,000
                                                                                                ------------

      Net cash provided by operating activities                                                    1,380,445
                                                                                                ------------

Cash flows from investing activities:
    Purchases of plant, property and equipment                                                    (5,672,496)
    Increase in investment in and advances to unconsolidated affiliates                             (707,427)
                                                                                                ------------

      Net cash used in investing activities                                                       (6,379,923)
                                                                                                ------------

Cash flows from financing activities:
    Borrowings under line of credit                                                                  950,000
    Proceeds from issuance of long-term debt                                                      12,035,619
    Advance from Stake Technology, Ltd.                                                              250,000
    Advance from Sunrich, Inc.                                                                       331,707
    Principal payments on long-term debt                                                          (6,896,750)
    Change in cash overdraft                                                                        (577,863)
    Dividends paid to stockholders                                                                  (379,807)
    Payment of debt issuance costs                                                                   (32,534)
                                                                                                ------------

      Net cash provided by financing activities                                                    5,680,372
                                                                                                ------------

Net increase in cash and cash equivalents                                                            680,894

Cash and cash equivalents, January 1, 2000                                                            12,962
                                                                                                ------------

Cash and cash equivalents, September 15, 2000                                                   $    693,856
                                                                                                ============

Supplemental cash flow information:
    Cash payments for interest, including capitalized interest of approximately $230,000        $    418,713

Supplemental disclosure of significant noncash financing and investing activities:
    Distribution of Stake Technology, Ltd. common stock as dividend in kind to stockholders     $    194,957
    Dividends payable to stockholders                                                                191,067
    Distribution of certain real property as a dividend in kind to stockholder                       174,365

    The accompanying notes are an integral part of the financial statements.

Northern Food and Dairy, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies

      Nature of Business

      Northern Food and Dairy, Inc. (the Company) processes liquid dairy and non-dairy products into products suitable for human or animal consumption and provides custom drying services for certain grains. The Company has sales to customers located throughout the United States of America and Japan.

      On September 15, 2000, stockholders of the Company agreed to exchange their shares of common stock for common stock of Stake Technology, Ltd. Under terms of the agreement, Stake Technology, Ltd. issued 7,000,000 common shares and warrants to purchase 500,000 additional common shares in exchange for all outstanding shares of the Company.

      The transaction above was immediately followed by Stake Technology, Ltd.'s contribution to Stake Minnesota II, Inc. of the outstanding shares of the Company obtained in the exchange described above. Stake Minnesota II, Inc. was then merged into the Company. The corporate existence of Stake Minnesota II, Inc. ceased and Northern Food and Dairy, Inc. continued as the surviving corporation.

      These financial statements represent the financial position of Northern Food and Dairy, Inc. at September 15, 2000, and the results of its operations and cash flows for the period ended September 15, 2000, all immediately prior to the transaction described above.

      Revenue Recognition

      Sales are recorded for products produced for human and animal consumption upon shipment to the customer. Revenues for custom drying services are recorded upon completion of quality testing.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      Inventories

      Inventories are valued at the lower of cost or market, with cost determined in the first-in, first-out (FIFO) method.

      Cash and Cash Equivalents

      The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

      Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. Amortization is recorded over the shorter of the asset life or lease term on the straight-line method.

      Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. For the period from January 1, 2000, through September 15, 2000, approximately $230,000 of interest was capitalized.

Northern Food and Dairy, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

      Maintenance, repairs and minor renewals are charged to expense while major renewals and betterments are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is included in operations.

      Income Taxes

      The Company has elected S corporation status. As a result, no provision for federal and state income taxes is reflected in the financial statements because the stockholders will be allocated 100% of the Company's income in their individual income tax returns. A State of Minnesota minimum fee of $3,750 is included in selling, general and administrative expenses.

2.    Investments

      The Company owns a 50% interest in Norsun, LLC, with the remaining 50% interest owned by Sunrich, Inc., a wholly owned subsidiary of Stake Technology, Ltd. Norsun, LLC owns 100% of the common stock of Nordic Aseptic, Inc. (Nordic) and 100% of the member interests of Star Valley LLC (Star Valley).

      Nordic was formed to purchase the assets of Hoffman Aseptic Packaging, Inc. during August 2000 for approximately $4,300,000. The purchase was paid for with the assumption of approximately $3,700,000 of debt and payment of approximately $500,000 in cash. Star Valley was formed to purchase the real estate and equipment from Custom Dried Foods, Inc. during March 2000 for $185,000. During the period ended September 15, 2000, the Company invested in and advanced to Nordic and Star Valley $375,720. In addition, the Company owes Sunrich, Inc. $331,707 for investments and advances to Norsun, LLC made on behalf of the Company. Subsequent to September 15, 2000, the Company has advanced an additional $285,000 to Nordic.

      For the period from January 1, 2000 through September 15, 2000, the Company's equity in the losses of Norsun, LLC was $280,009. Norsun, LLC reported a loss of $560,018 on its investment in Nordic for the period ended September 15, 2000. At September 15, 2000, Star Valley was not yet operational. At September 30, 2000, Nordic had total assets and liabilities of approximately $5,400,000 each, and Star Valley had total assets and liabilities of approximately $397,000 each.

      The Company had an investment in the common stock of Stake Technology Ltd., a publicly traded company (see Note 8). The Company's investment was classified as an available-for-sale security and was stated at fair value, with unrealized holding gains reported as a separate component of stockholders' equity. During the period ended September 15, 2000, the stock was distributed to the Company's stockholders as a dividend in kind and a gain recognized on the disposition of the stock. The common stock had a cost of $34,360, and the Company recorded a gain of $160,597 during the period ended September 15, 2000.

3.    Selected Financial Information

      Accounts Receivable, Net

      Accounts receivable                                     $ 3,315,518
      Less allowance for doubtful accounts                        (25,000)
                                                              -----------
                                                              $ 3,290,518
                                                              ===========

Northern Food and Dairy, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

      Inventories

      Raw materials                                           $    864,387
      Work in process                                              115,170
      Finished goods                                               701,202
                                                              ------------
                                                              $  1,680,759
                                                              ============

      Property, Plant and Equipment, Net

      Land                                                    $    209,713
      Buildings and leasehold improvements                       7,665,101
      Machinery, equipment and vehicles                          8,629,294
      Equipment under capital leases                               303,067
      Construction in progress                                   1,383,365
                                                              ------------

                                                                18,190,540

      Less accumulated depreciation                             (6,311,335)
      Less accumulated amortization for equipment
        under capital leases                                      (123,296)
                                                              ------------
                                                              $ 11,755,909
                                                              ============

4.    Financing Arrangements

      The Company maintains a line of credit with a bank, which provides for maximum borrowings of up to $1,000,000 based on eligible accounts receivable, with interest at the bank's reference rate plus 1.5% (9.5% at September 15, 2000). Borrowings under the line of credit are due December 31, 2000, and are collateralized by accounts receivable, inventories, certain equipment and a personal guarantee of two stockholders of the Company. Borrowings under the line of credit totaled $950,000 at September 15, 2000. The lender may subjectively accelerate payment of the outstanding amounts upon the occurrence of a material adverse change.

      At September 15, 2000, long-term debt consists of the following:

      Note payable to financial institution, interest at 9.45%, due in monthly payments of $144,043 through September 2003, collateralized by machinery, furniture, fixtures, and equipment. The note includes a cross
         default provision.                                                                   $4,495,475

      Note payable to financial institution, interest at the 30-day commercial paper rate plus 3% (8.875% at September 15, 2000), due in monthly payments of
         $53,918 through September 2007. The note is collateralized by all machinery, furniture, fixtures, and equipment. The note includes a cross
         default provision.                                                                    3,300,000

      Uncollateralized note payable to related party in connection with the acquisition of property, interest at 8%, due in monthly payments of $2,543
         through August 2005 (see Note 7).                                                       125,409

Northern Food and Dairy, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

      Contract for deed assumed in conjunction with the acquisition of property from a related party, interest at 10%, due in monthly payments of $6,000 through
         August 2008, collateralized by the contract for deed property (see Note 7).           $ 399,591

      Mortgage payable to bank, interest at 9.375%, due in monthly payments of $3,260 through August 2005, collateralized by property. The lender may subjectively accelerate payment of the outstanding amounts upon the
         occurrence of a material adverse change.                                                310,202

      Contract for deed payable in quarterly installments of $7,033, through
         January 2002; collateralized by the contract for deed property.                          39,201

      Capital lease obligations due in monthly payments through 2004, with
         interest ranging from 7.0% to 9.4%.                                                     114,757

      Note payable to a customer, discounted at 9.5%, payments of $11,111
         commence on May 31, 2001 through April 30, 2002.                                         65,338

      Other                                                                                       16,822
                                                                                              ----------
                                                                                               8,866,795
      Less current portion                                                                    (1,827,251)
                                                                                              ----------
                                                                                              $7,039,544
                                                                                              ==========

      Scheduled maturities of long-term debt and payments due on capital leases are as follows:

                                                Capital
      Year Ending September 15                   Leases        Other          Total
           2001                                $ 68,493    $1,765,784     $1,834,277
           2002                                  36,835     1,995,107      2,031,942
           2003                                  17,041     2,213,580      2,230,621
           2004                                   2,653       551,792        554,445
           2005                                               854,388        854,388
           Thereafter                                       1,371,387      1,371,387
                                               --------    ----------     ----------
                                                125,022     8,752,038      8,877,060
           Less interest on capital leases      (10,265)                     (10,265)
                                               --------    ----------     ----------
                                              $ 114,757    $8,752,038     $8,866,795
                                              =========    ==========     ==========

5.    Manufacturing Agreement with Rhodia, Inc.

      The Company has entered into an agreement with Rhodia, Inc. to serve as the primary manufacturer and processor of certain products for Rhodia, Inc. The agreement includes two periods with period one from September 2000 through August 2003 and period two from September 2004 through August 2007. Rhodia, Inc. can terminate the agreement after the end of period one upon providing twelve months notice to the Company.

Northern Food and Dairy, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

      The Company incurred approximately $4,300,000 for plant expansion and equipment in order to meet the expected needs of Rhodia, Inc. During period one of the agreement, Rhodia, Inc. has agreed to repay the Company $4,300,000 through 36 monthly payments of $119,444 beginning in October 2000. Subsequently, during period two of the agreement, the Company will repay Rhodia, Inc. up to $1,720,000 (40% of $4,300,000) through sales price reductions to Rhodia, Inc. during that period.

      Under the agreement, the Company is required to obtain certain regulatory approvals, the last of which management represents was received September 27, 2000, thereby becoming the effective beginning date for the agreement.

6.    Significant Customer Information

      At September 15, 2000, the Company had three customers who accounted for 16%, 14% and 11% of accounts receivable, respectively. During the period from January 1, 2000, through September 15, 2000, the Company had three customers that accounted for 16%, 15% and 11% of net sales, respectively.

7.    Related Party Transactions

      The Company leases certain real estate from a stockholder under operating leases that expire through August 2010. Annual rental on each of the leases is $1. Prior to the purchase described below, the Company leased facilities from a limited liability company in which a stockholder is a member. The Company also leases from third parties certain equipment on month-to-month leases. Total rent expense was $102,408, including $81,987 paid to a limited liability company in which a stockholder is a member, for the period ended September 15, 2000.

      On August 24, 2000, the Company purchased land and building (previously leased by the Company) for $525,000 from a limited liability company in which a stockholder of the Company is a member. As part of the purchase, the Company assumed a contract for deed liability for approximately $400,000 and entered into a note payable to the stockholder (see Note 4) for approximately $125,000.

      On August 14, 2000, the Company purchased for cash a building from the majority stockholder for $117,000.

      At September 15, 2000, the Company had advances payable to Stake Technology, Ltd. and Sunrich, Inc. totaling $250,000 (see Note 2) and $331,707, respectively. The advances bear interest at 8.0%.

      During the period ended September 15, 2000, the Company paid Stake Technology, Ltd. $250,000 for consulting services provided to the Company. In addition, during the period the Company incurred $200,000 of expense with Nordic Aseptic, Inc.

Northern Food and Dairy, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

8.    Other Commitments

      The Company is a co-guarantor along with Sunrich, Inc. on a $3,700,000 installment loan for Nordic Aseptic, Inc. (see Note 2). The loan is payable in monthly installments of $44,048 through September 2007, with interest at the prime rate plus 1.0%. The loan is collateralized by land, buildings and equipment owned by Nordic Aseptic, Inc. The installment loan contains restrictive financial covenants for the Company, including maintaining tangible net worth of $2,500,000, debt to tangible net worth of less than 5.5 to 1.0 and adjusted EBITDA, as defined, to current maturities of long-term debt and interest greater than or equal to 1.0%, both measured quarterly beginning September 30, 2000.

      The Company has a consulting agreement with a former officer. The agreement provides for monthly payments of $5,428 through January 2014. Consulting expense was $46,140 for the period ended September 15, 2000.

9.    Defined Contribution Plan

      The Company has an employee profit sharing plan with a 401(k) feature which allows an annual contribution not to exceed the maximum amount allowed as a deduction under the Internal Revenue Code (the Code). The amount contributed by the Company is determined annually by the Company's Board of Directors. The Company contributed $37,822 as a 401(k) matching contribution for the period from January 1, 2000 through September 15, 2000. There was no profit sharing contribution during the period.